FOR IMMEDIATE RELEASE	NEWS
November 17, 2020	NYSE: NGS
Exhibit 99.1

Natural Gas Services Group, Inc.
Reports Third Quarter 2020 Financial and Operating Results

MIDLAND, Texas November 17, 2020 - Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of natural gas compression equipment and services to the energy industry, today announced financial results for the three and nine months ended September 30, 2020.

Third Quarter 2020 Highlights

•Company generated exceptional cash flow and steady utilization despite market turmoil
◦Cash balance increased 78% to $27.6 million in Q3 from $15.5 million in Q2 due to strong operating cash flow, reduced CAPEX, and a federal income tax refund of $3.9 million.
◦Cash flows from operating activities increased 31% to $27.9 million during the first nine months of 2020 compared to $21.3 million during the same period in 2019.
◦Utilization remained steady on both a horsepower (63.8% in Q3 vs. 63.6% in Q2) and a unit (54.6% in Q3 vs. 54.5% in Q2) basis.
•Rental revenue of $14.9 million, an increase of 3.0% when compared to the third quarter of 2019.
•Net loss of $562,000 ($0.04 loss per diluted share).
•Adjusted EBITDA of $5.6 million. Please see Non-GAAP Financial Measures - Adjusted EBITDA, below.
•Planned capital expenditures of $7-$9 million for the fourth quarter of 2020 backed by attractive contracts.

Additional Discussion of the Quarter

Revenue: Total revenue for the three months ended September 30, 2020 decreased to $15.8 million from $20.9 million for the three months ended September 30, 2019. This decrease was primarily due to a drop in sales revenue resulting from a lack of compressor sales offset by an increase in rental revenue. Rental revenue increased 3.0% to $14.9 million in the third quarter of 2020 from $14.4 million in the third quarter of 2019 due to a greater number of large horsepower units being rented. Total revenue decreased 9.4% to $15.8 million in the third quarter of 2020 compared to $17.4 million in the second quarter of 2020 resulting from a lack of compressor sales along with a 1.8% decrease in rental revenue during the third quarter of 2020. This sequential decrease in rental revenue was due to some continuing equipment shut-ins, rate reductions and unit returns in the third quarter.

Gross Margins: Total gross margins decreased to $1.7 million for the three months ended September 30, 2020 compared to $3.8 million for the same period in 2019. Total adjusted gross margin, exclusive of depreciation, for the three months ended September 30, 2020, decreased $1.7 million to $7.9 million from $9.6 million for the same period ended September 30, 2019. This decrease was primarily attributable to a decrease in sales revenue and higher unabsorbed fabrication costs partially offset by higher rental revenue and slightly higher rental margins. Sequentially, total gross margin decreased to $1.7 million for the three months ended September 30, 2020 compared to $2.7 million for the three months ended June 30, 2020. Excluding depreciation, total adjusted gross margin decreased 10.7% to $7.9 million during the third quarter of 2020 compared to $8.8 million during the second quarter of 2020. This sequential decrease was primarily due to a reduction in sales revenue as well as slightly lower rental revenue and rental margins. The small decrease in rental margin was impacted by an increase in our bad debt allowance and higher payroll costs mostly offset by lower maintenance and repair costs during the third quarter. Please see discussions of Non-GAAP Financial Measures - Adjusted Gross Margin, below.

Operating (Loss) Income: Operating loss for the three months ended September 30, 2020 was $941,000 compared to an operating loss of $14.0 million for the three months ended September 30, 2019. Operating loss during the third quarter of 2019 included a full impairment of goodwill, an increase to inventory allowance, and retirement of rental equipment that totaled $14.9 million (“Impairment and Other Non-Cash Charges”). Excluding Impairment and Other Non-Cash Charges, adjusted operating income was $880,000 in the third quarter of 2019. The larger adjusted operating loss in the third quarter of 2020 compared to the third quarter of 2019 was mainly due to lower sales revenue, higher unabsorbed fabrication costs, and higher depreciation expense partially offset by higher rental revenues, slightly higher rental margins, and lower selling, general and administrative ("SG&A") expenses. Operating loss in the third quarter of 2020 was $941,000 compared to an operating loss of $148,000 during the second quarter of 2020. This sequential decrease was primarily due to lower compressor and other sales as well as slight decreases in both rental revenue and rental margins that were partially offset by lower SG&A expenses during the third quarter. SG&A decreased by $169,000 sequentially primarily due to a decrease in unrealized loss on deferred compensation between quarters. Please see Non-GAAP Financial Measures – Adjusted Operating Income and Adjusted Net Income (Loss), below.

Net (Loss) Income: Net loss for the three months ended September 30, 2020 was $562,000 compared to a net loss of $12.6 million for the three months ended September 30, 2019. Excluding Impairment and Other Non-Cash Charges, adjusted net income was $967,000 in the third quarter of 2019. The decrease in adjusted net income during the third quarter of 2020 was mainly due to lower sales revenue, higher unabsorbed fabrication costs, and higher depreciation expense partially offset by higher rental revenues, slightly higher rental margins, lower selling, general and administrative ("SG&A") expenses, and higher other income. Sequentially, net loss during the third quarter of 2020 of $562,000 compares to net income of $165,000 during the second quarter of 2020. This sequential decrease was primarily due to lower compressor and other sales, slight decreases in both rental revenue and rental margins, and lower other income that were partially offset by lower SG&A expenses during the third quarter. The sequential decrease in other income was primarily due to lower unrealized gains on company-owned life insurance (related to deferred compensation) during the third quarter and a gain on disposal of assets during the second quarter. These factors were partially offset by interest income related to income tax refunds received during the third quarter. Please see discussions of Non-GAAP Financial Measures - Adjusted Operating Income and Adjusted Net Income (Loss), below.

(Loss) Earnings per share: For the third quarter of 2020, the Company reported a loss per diluted share of $0.04 compared to loss per diluted share of $0.96 in the third quarter of 2019. Excluding Impairment and Other Non-Cash Charges, the company’s adjusted earnings per diluted share was $0.07 in the third quarter of 2019. Sequentially, the Company reported a loss per diluted share of $0.04 compared to earnings per diluted share of $0.01 in the second quarter of 2020. Please see discussions of Non-GAAP Financial Measures - Adjusted Operating Income and Adjusted Net Income (Loss), below.

Adjusted EBITDA: Adjusted EBITDA decreased to $5.6 million for the three months ended September 30, 2020 compared to $6.9 million for the same period in 2019. This decrease was attributable to lower sales revenue and higher unabsorbed fabrication costs partially offset by higher rental revenue, slightly higher rental margins, lower G&A expenses and higher other income during the third quarter of 2020. Sequentially, adjusted EBITDA decreased to $5.6 million for the three months ended September 30, 2020 compared to $6.5 million in the previous quarter. This decrease was attributable to lower sales revenue, slightly lower rental revenue, slightly lower rental margins, and lower other income partially offset by lower SG&A expenses during the third quarter. Please see discussion of Non-GAAP Financial Measures - Adjusted EBITDA, below.

Cash flow: At September 30, 2020, cash and cash equivalents were approximately $27.6 million, while working capital was $59.2 million and total debt was $417,000. For the nine months of 2020, cash flow from operating activities was $27.9 million, while cash flow used in investing activities was $11.8 million. Cash flow used in investing activities included $12.0 million in capital expenditures, of which $10.3 million was dedicated to rental capital expenditures.

Commenting on Third Quarter 2020 results, Stephen C. Taylor, President and CEO, said:
"NGS posted solid operating results during this third quarter of 2020. Although our total revenue in both comparative quarters was down, which was driven primarily by our compressor sales business, our rental revenues continue to be solid. We continue to focus on our costs and to pursue work that prompts good returns. Accordingly, total gross margins came in at 50% of revenue and Adjusted EBITDA was 35% of revenue.

"Importantly, we continued to strengthen our balance sheet and liquidity position, even in this very challenging market environment. During the third quarter, NGS delivered positive net cash flow from operating activities of $13.1 million and reduced capital expenditures to $1.0 million, which resulted in our cash balance increasing to $27.6 million. This is up significantly from $15.5 million at the end of the second quarter. NGS continues to maintain one of the best balance sheets in the industry.

"NGS is fortunate to have been well positioned entering this period of extraordinary pain for the energy industry. Our ability to react rapidly in this environment and respond to our customers’ needs have resulted in less impact on our financial condition compared to many of our peers."

Selected data: The tables below show, for the three and nine months ended September 30, 2020 and 2019, revenues and percentage of total revenues, along with our gross margin and adjusted gross margin (exclusive of depreciation and amortization), as well as, related percentages of revenue for each of our product lines. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue
	Three months ended September 30,				Nine months ended September 30,
	2020		2019		2020		2019
	(in thousands)
Rental	$14,861	94%	$14,434	69%	$46,092	90%	$41,393	70%
Sales	536	4%	5,877	28%	3,994	8%	15,816	27%
Service & Maintenance	368	2%	541	3%	974	2%	1,529	3%
Total	$15,765		$20,852		$51,060		$58,738

	Gross Margin
	Three months ended September 30,				Nine months ended September 30,
	2020		2019		2020		2019
	(in thousands)
Rental	$2,019	14%	1,987	14%	$6,648	14%	$5,076	12%
Sales	$(530)	(99)%	1,415	24%	$(813)	(20)%	$3,104	20%
Service & Maintenance	$219	60%	367	68%	$585	60%	$1,031	67%
Total	$1,708	11%	3,769	18%	$6,420	13%	$9,211	16%

	Adjusted Gross Margin (1)
	Three months ended September 30,				Nine months ended September 30,
	2020		2019		2020		2019
	(in thousands)
Rental	$8,101	55%	$7,727	54%	24,806	54%	$21,853	53%
Sales	(461)	(86)%	1,487	25%	(602)	(15)%	3,308	21%
Service & Maintenance	230	63%	377	70%	611	63%	1,059	69%
Total	$7,870	50%	$9,591	46%	$24,815	49%	$26,220	45%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation expense), which are key operating components. Adjusted gross margin differs from gross margin in that gross margin includes depreciation expense. We believe adjusted gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation expense reflects the systematic allocation of historical property and equipment values over the estimated useful lives.

Adjusted gross margin has certain material limitations associated with its use as compared to gross margin. Depreciation expense is a necessary element of our costs and our ability to generate revenue. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, gross margin as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The following table calculates gross margin, the most directly comparable GAAP financial measure, and reconciles it to adjusted gross margin:

	Three months ended September 30,		Nine months ended September 30,
	(in thousands)		(in thousands)
	2020	2019	2020	2019
Total revenue	$15,765	$20,852	$51,060	58,738
Costs of revenue, exclusive of depreciation	(7,895)	(11,261)	(26,245)	(32,518)
Depreciation allocable to costs of revenue	(6,162)	(5,822)	(18,395)	(17,009)
Gross margin	1,708	3,769	6,420	9,211
Depreciation allocable to costs of revenue	6,162	5,822	18,395	17,009
Adjusted Gross Margin	$7,870	$9,591	$24,815	$26,220

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization, impairment of goodwill, increases in inventory allowance and retirement of rental equipment. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income (loss).

The following table reconciles our net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended September 30,		Nine months ended September 30,
	(in thousands)		(in thousands)
	2020	2019	2020	2019
Net (loss) income	$(562)	$(12,579)	$3,685	$(12,154)
Interest expense	2	4	13	12
Income tax benefit	(167)	(1,353)	(4,653)	(1,143)
Depreciation and amortization	6,318	5,920	18,859	17,217
Inventory allowance	—	3,350	—	3,350
Impairment of goodwill	—	10,039	—	10,039
Retirement of rental equipment	—	1,512	—	1,512
Adjusted EBITDA	$5,591	$6,893	$17,904	$18,833

Non GAAP Financial Measures - Adjusted Operating Income and Adjusted Net Income (Loss): From time to time, management may publicly disclose certain “non-GAAP financial measures”, such as adjusted operating income and adjusted net income (loss), below, in our earnings releases, financial presentations or earnings conference calls. These non-GAAP measures are not in accordance with, or a substitute for, measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations that would be reflected in measures determined in accordance with GAAP. Adjusted operating income and adjusted net income for the three and nine months ended September 30, 2019 exclude goodwill impairment, an increase in inventory allowance, and retirement of rental equipment taken in the third quarter of 2019. Adjusted net loss for the nine months ended September 30, 2020 excludes an income tax benefit related to a recent tax law change.

The reconciliation of operating loss to adjusted operating income for the three and nine months ended September 30, 2019 is as follows:

	(in thousands)
	Three months ended	Nine months ended
	September 30, 2019
Operating loss	$(14,021)	$(13,864)
Impairment of goodwill	10,039	10,039
Inventory allowance	3,350	3,350
Retirement of rental equipment	1,512	1,512
Adjusted operating income	$880	$1,037

The reconciliation of net loss to adjusted net income for the three and nine months ended September 30, 2019 is as follows:

	Three months ended September 30, 2019		Nine months ended September 30, 2019
	(in thousands)	per diluted share(1)	(in thousands)	per diluted share(1)
Reported net loss	$(12,579)	$(0.96)	$(12,154)	$(0.93)
Impairment of goodwill	10,039	0.76	10,039	0.77
Inventory allowance	3,350	0.26	3,350	0.26
Retirement of rental equipment	1,512	0.12	1,512	0.12
Income tax adjustment related to the exclusion of these non-cash charges	(1,355)	(0.10)	(1,355)	(0.10)
Change in diluted shares		(0.01)		(0.02)
Adjusted net income	$967	$0.07	$1,392	$0.10

Note:
(1) For the three months and nine months ended September 30, 2019, restricted stock and options were not included in the computation of reported loss per diluted share due to their antidilutive effect. A weighted average of approximately 322,900 and 286,400 shares of restricted stock and options were included in the computation of adjusted earnings per diluted share for the three and nine months ended September 30, 2019, respectively.

The reconciliation of net income to adjusted net loss for the nine months ended September 30, 2020 is as follows:

	Nine months ended September 30, 2020
	(in thousands)	per diluted share(1)
Reported net income	$3,685	$0.27
Income tax benefit related to recent tax law change	(4,890)	(0.36)
Adjusted net loss	$(1,205)	$(0.09)

Note:
(1) For the nine months ended September 30, 2020, options to purchase 171,900 weighted average shares of common stock with exercise prices ranging from $14.89 to $33.36 were not included in the computation of reported earnings per diluted share due to their antidilutive effect. Restricted stock and stock options were not included in the computation of adjusted loss per diluted share due to their antidilutive effect.

Conference Call Details:

Teleconference: Tuesday, November 17, 2020 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 877-358-7306, pass code “Natural Gas Services”.  All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three and nine months ended September 30, 2020.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of gas compression equipment and services to the energy industry. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for oil and natural gas production and plant facilities. NGS is headquartered in Midland, Texas, with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results. Those risks include, among other things: the potential impacts of the COVID-19 pandemic on the Company’s business; a prolonged, substantial reduction in oil and natural gas prices which could cause a decline in the demand for NGS's products and services; the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K, as well as the Company’s Form 10-Q for the quarterly period ended March 31, 2020 and June 30, 2020, as filed with the Securities and Exchange Commission.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$27,559	$11,592
Trade accounts receivable, net of allowance for doubtful accounts of $1,119 and $918, respectively	10,384	9,106
Inventory	17,125	21,080
Federal income tax receivable	11,083	—
Prepaid income taxes	127	40
Prepaid expenses and other	596	597
Total current assets	66,874	42,415
Long-term inventory, net of allowance for obsolescence of $37 and $24, respectively	1,230	1,068
Rental equipment, net of accumulated depreciation of $179,160 and $162,348, respectively	210,876	217,742
Property and equipment, net of accumulated depreciation of $13,327 and $12,847, respectively	21,824	21,869
Right of use assets - operating leases, net of accumulated amortization of $306 and $158, respectively	509	604
Intangibles, net of accumulated amortization of $1,977 and $1,883, respectively	1,182	1,276
Other assets	1,818	1,603
Total assets	$304,313	$286,577
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,045	$1,975
Accrued liabilities	4,391	2,287
Line of credit	417	417
Current operating leases	203	189
Deferred income	583	640
Total current liabilities	7,639	5,508
Deferred income tax liability	41,579	31,243
Long-term operating leases	306	415
Other long-term liabilities	1,931	1,718
Total liabilities	51,455	38,884
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,290 and 13,178 shares issued, respectively	133	132
Additional paid-in capital	112,052	110,573
Retained earnings	141,163	137,478
Treasury Shares, at cost, 38 shares	(490)	(490)
Total stockholders' equity	252,858	247,693
Total liabilities and stockholders' equity	$304,313	$286,577

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except earnings per share) (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue:
Rental income	$14,861	$14,434	$46,092	$41,393
Sales	536	5,877	3,994	15,816
Service and maintenance income	368	541	974	1,529
Total revenue	15,765	20,852	51,060	58,738
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	6,760	6,707	21,286	19,540
Cost of sales, exclusive of depreciation stated separately below	997	4,390	4,596	12,508
Cost of service and maintenance, exclusive of depreciation stated separately below	138	164	363	470
Selling, general and administrative expenses	2,493	2,791	7,318	7,966
Depreciation and amortization	6,318	5,920	18,859	17,217
Impairment of goodwill	—	10,039	—	10,039
Inventory allowance	—	3,350	—	3,350
Retirement of rental equipment	—	1,512	—	1,512
Total operating costs and expenses	16,706	34,873	52,422	72,602
Operating loss	(941)	(14,021)	(1,362)	(13,864)
Other income (expense):
Interest expense	(2)	(4)	(13)	(12)
Other income, net	214	93	407	579
Total other income, net	212	89	394	567
Loss before provision for income taxes	(729)	(13,932)	(968)	(13,297)
Income tax benefit	167	1,353	4,653	1,143
Net (loss) income	$(562)	$(12,579)	$3,685	$(12,154)
(Loss) earnings per share:
Basic	$(0.04)	$(0.96)	$0.28	$(0.93)
Diluted	$(0.04)	$(0.96)	$0.27	$(0.93)
Weighted average shares outstanding:
Basic	13,248	13,137	13,214	13,112
Diluted	13,248	13,137	13,471	13,112

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Nine months ended
	September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$3,685	$(12,154)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	18,859	17,217
Deferred income taxes	233	(1,177)
Stock-based compensation	1,628	1,780
Bad debt allowance	287	55
Inventory allowance	—	3,350
Impairment of goodwill	—	10,039
Gain on sale of assets	(284)	(37)
Retirement of rental equipment	—	1,512
Loss (gain) on company owned life insurance	19	(145)
Changes in operating assets and liabilities:
Trade accounts receivables	(1,565)	(4,060)
Inventory	3,793	3,798
Federal income tax receivable	(11,083)	—
Prepaid expenses and prepaid income taxes	(86)	(72)
Accounts payable and accrued liabilities	2,174	1,054
Deferred income	(57)	—
Deferred tax liability increase due to tax law change	10,103	—
Other	226	125
NET CASH PROVIDED BY OPERATING ACTIVITIES	27,932	21,285
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(11,964)	(54,077)
Purchase of company owned life insurance	(254)	(207)
Proceeds from sale of property and equipment	394	26
Proceeds from sale of deferred compensation mutual fund	10	—
Proceeds from insurance claims of property and equipment	—	11
NET CASH USED IN INVESTING ACTIVITIES	(11,814)	(54,247)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan	4,601	—
Repayment of loan	(4,601)	—
Payments of other long-term liabilities, net	(2)	(16)
Proceeds from exercise of stock options	—	505
Purchase of treasury shares	—	(490)
Taxes paid related to net share settlement of equity awards	(149)	(183)
NET CASH USED IN FINANCING ACTIVITIES	(151)	(184)
NET CHANGE IN CASH AND CASH EQUIVALENTS	15,967	(33,146)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	11,592	52,628
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$27,559	$19,482
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$13	$43
Income taxes paid	$95	$254
NON-CASH TRANSACTIONS
Transfer of rental equipment components to inventory	$—	$746
Transfer of prepaids to rental equipment and inventory	$—	$958
Right of use asset acquired through an operating lease	$52	$126